Exhibit 21.1

Koligo Therapeutics, Inc

Orgenesis CA, Inc

Orgenesis Switzerland Sarl

MIDA Biotech BV

Orgenesis Italy SRL

Orgenesis Ltd.

Orgenesis Austria GmbH

Octomera LLC

Orgenesis Maryland LLC

Tissue Genesis International LLC

Orgenesis Germany GmbH

Theracell Laboratories IKE

ORGS POC CA Inc

Octo Services LLC